OPERATING AGREEMENT
FOR
KDL HOLDINGS, LLC

Units in KDL Holdings, LLC (the “Company”) have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the state securities laws of any state. Without such registration, Units may not be sold, pledged, hypothecated, or otherwise transferred by a Member at any time whatsoever, except upon delivery to the Company of an opinion of counsel satisfactory to the Company that registration is not required for such transfer and/or the submission to the Company of such other evidence as may be satisfactory to the Company to the effect that any such transfer will not violate the Securities Act of 1933, as amended, and/or applicable state securities laws, and/or any rule or regulation promulgated thereunder. In addition, any sale or other transfer of Units is subject to certain restrictions that are set forth in this Agreement.

        This is an Operating Agreement effective as of September 5, 2001, among Kentucky Data Link, Inc. (“KDL”) and any Person who subsequently becomes a member of the Company, as reflected on the Company’s records (each a “Member” and collectively, the “Members”).

ARTICLE 1
FORMATION

        The Members hereby form the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act, effective as of the filing of the Company’s Certificate of Formation with the Delaware Secretary of State. The Members hereby ratify and approve the filing of the Company’s Certificate of Formation, the receipt of the form of which each Member hereby acknowledges. A duly authorized officer of the Company shall from time to time execute or cause to be executed all such certificates or other documents or cause to be done all such filing, recording, publishing or other acts as may be necessary or appropriate to comply with the requirements for the formation and operation of a limited liability company under the Act. The rights and duties of the directors, officers and Members shall be as provided in the Act, except as modified by this Agreement. The Company shall also be qualified to do business in such other states as the Members from time to time deem appropnate.

ARTICLE 2
NAME

        The business of the Company shall be conducted under the name “KDL Holdings, LLC.”

ARTICLE 3
DEFINITIONS

    3.1        Definitions. The following terms and phrases used in this Agreement shall have the following meanings:

        “Act” shall mean the Delaware Limited Liability Company Act.

        “Affiliate” of a Person, or a Person “affiliated with,” a specified Person, shall mean a spouse, parent, sibling or child of the specified Person or a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person (including, without limitation, a subsidiary of the specified Person).

        “Agreement” shall mean this Operating Agreement, as amended, modified or supplemented from time to time.

        “Bankruptcy” shall be deemed to have occurred with respect to any Member, at the time the Member: (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy; (c) is adjudicated bankrupt or insolvent; (d) files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature; (f) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s property; or (g) if within 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law, the proceeding has not been dismissed, or if within 120 days after the appointment without the Member’s consent or acquiescence of a trustee, receiver, or liquidator of the Member, or of all or any substantial part of the Member’s properties, the appointment is not vacated or stayed or within 120 days after the expiration of any stay, the appointment is not vacated.

        “Board of Directors” shall mean the board of directors of the Company, as set forth in Article 14.

        “Business Day” shall mean a day other than a Saturday, a Sunday, or a holiday on which national banking associations are required or permitted by Law to be closed in Kentucky.

        “Capital Account” shall mean the individual account maintained, during any period in which there is more than one Member, for each Member by the Company, calculated pursuant to Section 8.3.

        “Capital Contribution” shall mean the money and the fair market value of property (net of liabilities assumed by the Company or to which the property is subject) contributed to the Company by a Member, and as maintained in the Company’s records. The Company shall maintain records that set forth the agreed upon fair market value of each of the assets (other than cash) contributed to the capital of the Company as determined by the contributing Member and the Company.

        “Control” (including the terms “controlling,” “con#olled by” and “under common control with”) shall mean the possession, direct or indirect, of the power (a) to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors.

        “Covered Person” shall mean any Member, acting in its capacity as a Member under this Agreement, any Affiliate of a Member acting in its capacity as a direct or indirect owner of a Member or any officer, director, shareholder, partner, member, employee, representative, agent or manager of the Company, a Member, or their respective Affiliates, in each case, acting in connection with this Agreement. The term “Covered Person” shall not include any Member or Affiliate of a Member or any officer, director, shareholder, partner, member, employee, representative, agent or manager of the Company, a Member, or their respective Affiliates, in any case acting in connection with any contract or agreement with the Company other than this Agreement.

        “Credit Documents” shall have the meaning given in the Indenture.

        “Disability” shall mean an individual’s inability (as determined by a physician appointed by the Company) due to accident or physical or mental illness, to adequately and fully perform the duties that the individual was performing for the Company when the disability began. If at any time the physician appointed by the Company makes a determination with respect to an individual’s disability, that determination shall be final, conclusive, and binding upon the Company, the individual suffering the Disability and their successors in interest.

        “Dispose,” “Disposing” or “Disposition” shall mean (a) with respect to any asset (including Units or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of law, including the following: (i) in the case of an asset owned by an individual, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (ii) in the case of an asset owned by a Person (other than an individual), (A) a merger or consolidation of such Person, (B) a conversion of such Person into another type of Person, or (C) a distribution of such asset in connection with the dissolution, liquidation, winding up or termination of such Person (unless, in the case of dissolution, such Person’s business is continued without the commencement of liquidation or winding up); and (iii) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance on such asset, but such terms shall not include the creation of such an Encumbrance; and (b) with respect to Units only, any Disposition of an equity interest or other ownership interest in a Person that owns, directly or indirectly, as substantially all of its assets, Units; provided, however, that the immediately preceding clause (b) shall not apply to any Disposition for so long as the transferee in such Disposition has no, and does not exercise any, decision-making authority with respect to the Company.

        “Economic Risk of Loss” shall mean “economic risk of loss” as described in Treas. Reg. § 1.752-2.

        “Encumber,” “Encumbering” or “Encumbrance” shall mean the creation or existence of a security interest, lien, pledge, charge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of law.

        “Governmental Authority” shall mean any federal, state, county, municipal or local government or regulatory department, body, political subdivision, commission, instrumentality, agency, ministry, court, judicial or administrative body, taxing authority or other authority having jurisdiction over the Company or any Member, as the case may be.

        “Gross Negligence” shall mean the gross negligence of a Person pursuant to Delaware Law.

        “Inactive Member” shall mean a Member that has no right to (a) interfere, vote or otherwise participate in the management or administration of the Company’s business or affairs, (b) vote, interfere or otherwise participate in any matter subject to the vote, approval or consent of the Members, (c) inspect the Company’s books of account or records, or (d) request any information or an accounting of the Company’s transactions.

        “Incapacity” or “Incapacitated” shall mean the adjudicated incompetency or death of an individual Member, or dissolution of the entity comprising any Member, and shall also include the death of an individual Member when that Member has transferred all or any part of such Member’s Units to an entity with an extended life # corporation or trust).

        “Independent Director” shall mean an individual who: (a) is not and has not at any time been an officer, director, shareholder, member, employee or Affiliate of the Company, KDL, or any of their respective Affiliates; (b) is not (and is not affiliated with a company or a firm that is) a significant advisor or consultant to KDL or any of its Affiliates; (c) is not affiliated with a significant customer of KDL or any of its Affiliates; (d) is not affiliated with a significant supplier of KDL or any of its Affiliates; (e) is not affiliated with a company of which KDL or any of its Affiliates is a significant customer or a significant supplier; (f) does not have significant personal services contract(s) with KDL or any of its Affiliates; (g) is not affiliated with a tax-exempt entity that receives significant contributions from KDL or any of its Affiliates; (h) is not and has not been at any time the beneficial owner of any interest in the Company, KDL or any of their respective Affiliates; (i) is not a spouse, parent, sibling or child of any Person described by (a) through (h); (j) is not an officer, director or employee of, or a spouse, parent, sibling or child of an officer, director or employee of a major creditor of KDL, or any of its Affiliates; and (k) has not served as a trustee in bankruptcy for KDL or any of its Affiliates. For purposes of this definition and this Agreement, the following terms shall have the following meanings:

    (a)               A Person shall be deemed to be, or to be affiliated with, a company or firm that is a “significant advisor or consultant to KDL or any of its Affiliates” if such Person received or would receive fees or similar compensation from KDL or any of its Affiliates in excess of the lesser of (i) three percent (3%) of the consolidated gross revenues which KDL and its Affiliates received for the sale of their products and services during the last fiscal year of KDL, (ii) five percent (5%) of the gross revenues of the Person during the last calendar year, if such Person is a self-employed individual, and iii) five percent (5%) of the consolidated gross revenues received by such company or firm for the sale of its products and services during its last fiscal year, if the Person is not an individual; provided, however, that director’s fees and expense reimbursements shall not be included in the gross revenues of an individual for purposes of this determination.

    (b)               A “significant customer of KDL or any of its Affiliates” shall mean a customer from which KDL and any of its Affiliates collectively in the last fiscal year of KDL received payments in consideration for the products and services of KDL and its Affiliates which are in excess of three percent (3%) of the consolidated gross revenues of KDL and its Affiliates during such fiscal year.

    (c)               A “significant supplier of KDL or any of its Affiliates” shall mean a supplier to which KDL and any of its Affiliates collectively in the last fiscal year of KDL made payments in consideration for the supplier’s products and services in excess of three percent (3%) of the consolidated gross revenues of KDL and its Affiliates during such fiscal year.

    (d)               KDL or any of its Affiliates shall be deemed a “significant customer” of a company if KDL and any of its Affiliates collectively were the direct source during such company’s last fiscal year of in excess of five percent (5%) of the gross revenues which such company received from the sale of its products and services during such fiscal year.

    (e)               KDL or any of its Affiliates shall be deemed a “significant supplier” of a company if KDL and any of its Affiliates collectively received in such company’s fiscal year payments from such company in excess of five percent (5%) of the gross revenues which suchcompany received during such fiscal year for the sale of its products and services.

    (f)               A Person shall be deemed to have “significant Personal services contract(s) with KDL or any of its Affiliates” if the fees and other compensation received by the Person pursuant to personal services contract(s) with KDL and any of its Affiliates exceeded or would exceed five percent (5%) of such Person’s gross revenues during the last calendar year.

    (g)               A tax-exempt entity shall be deemed to receive significant contributions from KDL or any of its Affiliates” if such tax-exempt entity received during its last fiscal year, or expects to receive during its current fiscal year, contributions from KDL or its Affiliates in excess of the lesser of (i) three percent (3%) of the consolidated gross revenues of KDL and its Affiliates during such fiscal year, and (ii) five percent (5%) of the contributions received by the tax-exempt entity during such fiscal year.

    (h)               A Person shall be deemed to be a “major creditor of KDL or any of its Affiliates” if it is a financial institution to which KiDL, or such Affiliate, owes outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of such Person adversely to the interests of the Company when its interests are adverse to KDL or any of its Affiliates.

“TRC”shall mean the Internal Revenue Code of 1986, as amended, modified or rescinded from time to time, or any similar provision of succeeding Law.

    “Law”shall mean (a) any law, legislation, statute, act, rule, ordinance, decree, treaty, regulation, order, judgment or other similar legal requirement, or (b) any legally binding announcement, directive or published practice or interpretation thereof enacted, issued or promulgated by any Governmental Authority.

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as defined in Treas. Reg. § 1 .704-2(b)(4).

    “Member Nonrecourse Debt Minimum Gain” shall mean the sum of each Member’s share of the “minimum gain” attributed to a “partner nonrecourse debt” as those terms are used in Treas. Reg. § 1 .704-2(i)(2).

“Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions” as defined in Treas. Reg. § 1 .704-2(i)(2).

“Minimum Gain” shall mean “partnership minimum gain” as defined in Treas. Reg. § 1.704-2(b) (2).

    “Net Cash Flow” shall mean for any fiscal year, (a) the sum of (i) all cash receipts of the Company from any sources for such period other than Capital Contributions or loan proceeds, and (ii) any ftmds released by the Board of Directors from previously established reserves (referred to in (b)(ii) below) less (b) the sum of (i) all cash expenditures of the Company for such period not funded by Capital Contributions or loan proceeds and not paid out of previously established reserves (referred to in (b)(ii) below) and (ii) a reasonable reserve for future expenditures as determined by the Board of Directors.

“Net Profits” shall mean the Company’s Taxable Income minus the Company’s Tax Losses for the applicable period.

    “Person”shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 1 3(d)(3) of the Securities Exchange Act of 1934, as amended.

“Subsidiary”shall mean, with respect to a specified Person, any Person, a majority of the voting stock or other equity interests of which is owned, directly or indirectly, by the specified person.

    “Taxable Income” and “Tax Losses,” shall mean, for each fiscal year, or portion thereof, of the Company during which there is more than one (1) Member, the Company’s taxable income or loss for such fiscal year, or portion thereof, determined in accordance with IRC § 703(a), with the following adjustments:

(a) All items of income, gain, loss, deduction, or credit required to be stated separately pursuant to IIIRC § 7O3(a)(l) shall be included in computing Taxable Income and Tax Losses;

    (b)               Any income of the Company exempt from federal income tax and not otherwise taken into account in computing Taxable Income and Tax Losses shall be included in computing such Taxable Income and Tax Losses;

    (c)               Any expenditures of the Company described in IRC § 7OS(a)(2)(B)(or treated as such pursuant to Treas. Reg. § 1.704-i (b)(2)(iv)(i)) and not otherwise taken intoaccount in computing Taxable Income or Tax Losses, shall be subtracted from Taxable Income or Tax Losses;

    (d)               Gain or loss resulting from any taxable disposition of Company assets shall be computed by reference to the adjusted book value of the assets disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the assets for federal income tax purposes;

    (e)               In lieu of the depreciation, amortization, or cost recovery deductions allowable in computing Taxable Income or Tax Losses, there shall be taken into account the depreciation for such fiscal year, or portion thereof, computed based upon the adjusted book value of the asset; and

    (f)               Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to the Regulatory Allocations shall not be taken into account in computing Taxable Income and Tax Losses.

    “Units”shall mean the units of ownership in the Company set forth in records maintained by the Company, which shall be amended to reflect any additional or transferee Members and any changes in the Members’ Units. Except as otherwise provided in this Agreement, each Unit shall entitle the owner thereof to one vote on each matter on which Members are entitled to vote pursuant to the terms of this Agreement.

    “Willful Misconduct” shall mean action taken or not taken by a Person or by a director, officer, manager, foreman or other employee or agent of the Person, which action is knowingly or intentionally taken or not taken: (a) with intent that injury or damage would result therefrom, or (b) with actual knowledge at the time of taking or not taking such action that such action taken or not taken is or would be a material default under this Agreement, or with conscious indifference to the consequences thereof, or in knowing violation of any Law. Without limiting the foregoing definition in any way, Willful Misconduct does not include any act or failure to act which is involuntary, accidental, unintentional or negligent, based on any theory of negligence, or which is required in order to comply with any Law.

    3.2        Other Defined Terms. Each of the following terms is defined in the Section of this Agreement set forth opposite such term below:

Defined Term Company Contract Price Indenture Member Offeree Member Regulatory Allocations	Location Preamble Section 15.8 Article 4 Preamble Section 15.6 Section 10.5

    3.3        Additional Tenus. Other capitalized terms used in this Agreement but not defined in Sections 3.1 and 3.2 above shall have the meanings ascribed to them wherever such terms first appear in this Agreement; or, if no meamngs are so ascribed, the meanings customarily associated with such terms.

    3.4        Rules of Interpretation.

(a) The singular includes the plural and the plural includes the singular.

(b) A reference to the masculine gender shall be deemed to be a reference to the feminine gender and vice versa.

(c) The word “or” is not exclusive.

(d) A reference to a Person includes its permitted successors and permitted assigns.

(e) The words “include,” “includes” and “including” are not limiting.

    (f)               A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. Any matter disclosed on a Schedule to this Agreement shall be deemed to have been disclosed on all Schedules to this Agreement.

    (g)               References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(h) The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

    (i)               This Agreement is the result of negotiations among, and has been reviewed by, the Members with the advice of counsel to the extent deemed necessary by any Member. Accordingly, this Agreement shall be deemed to be the product of the Members, and no ambiguity shall be construed in favor of or against any Member.

    (j)               All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied.

    (k)               The term “day” shall mean calendar day. Whenever an event or action is to be performed by a particular date or a period ends on a particular date, and the date in questions falls on a day which is not a Business Day, the event or action shall be performed, or the period shall end, on the next succeeding Business Day.

(1) All references in this Agreement to any Law shall be to such Law as amended, supplemented, modified and replaced from time to time.

ARTICLE 4
PURPOSES OF THE COMPANY

        The purposes for which the Company is formed are solely: (a) to enter into, perform and comply with certain acquisition agreements between the Company and KDL (collectively, the “Acquisition Agreements”) and to acquire, own, operate, use, transfer, sell, assign and pledge certain assets, contracts and interests (collectively, the “Collateral”) sold to the Company pursuant to the Acquisition Agreements; (b) to sell, dispose, pledge and assign the Collateral to Wells Fargo Bank Northwest, National Association, as Indenture Trustee, pursuant to the Trust Indenture and Security Agreement (the “Indenture”) and the mortgages (the “Mortgages”) between the Company and the Indenture Trustee and to incur the debt evidenced by, and issue, the Notes (as defined in the Indenture); (c) subject to the restrictions set forth in Section 14.1(j) thereof, to invest the proceeds derived from the sale or ownership of the Collateral as determined by the Company’s Board of Directors; and (d) to engage in any activity, enter into any agreement, undertaking, contract, indenture, assignment, security agreement or certificate and exercise any powers permitted to limited liability companies under the Act which are incidental to the foregoing or necessary or appropriate to accomplish the foregoing. The Members agree that, to the extent permissible under applicable Law, (y) for any period during which there is only one Member, the Company shall be treated as a disregarded entity for federal, state and local income tax purposes, and (z) for any period during which there is more than one Member, the Company shall be treated as a partnership for federal, state and local income tax purposes, and, in each such case, the Members agree not to take any position or make any election, in a tax return or otherwise, inconsistent with such treatment; provided, however, the filing of federal, state and local tax returns shall not be construed to create a partnership (other than for tax purposes) among the Members.

ARTICLE 5
MEMBERS AND MEMBERSHIP INTERESTS

    5.1        Initial Members. The names and business addresses of, and the Units held by, the Members are set forth on Annex A.

    5.2        No Liability of Members. No Member shall have Personal liability for the obligations or liabilities of the Company. Except as otherwise specifically provided in this Agreement, no Member, after his admission to the Company, shall be obligated, pursuant to this Agreement, to contribute additional funds or property, or loan money, to the Company. Nothing in this Section 5.2 shall be interpreted or applied to alter the explicit terms of this Agreement or the Act, including without limitation, the limitations set forth in this Agreement and the Act on a Member’s obligation to contribute towards the liabilities of the Company or other Members.

    5.3        Title to Property. All real and Personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in his individual name or right, and each Member’s interest in the Company shall be Personal property for all purposes. Except as otherwise provided in this Agreement, the Company shall hold all of its real and Personal property in the name of the Company and not in the name of any Member.

    5.4        Removal of Members. Except as otherwise provided in this Agreement, no Member shall be removed from membership in the Company without such Member’s consent.

    5.5        Certificates and Preemptive Rights. Units of the Company shall be evidenced by certificates, which certificates may be executed by any officer of the Company. No Member or other Person shall have any preemptive or similar rights with respect to the Units.

ARTICLE 6
PRINCIPAL OFFICE: REGISTERED OFFICE

        The principal office and place of business of the Company shall be located at 1515 Broadway, Paducah, Kentucky 42001. The Company may have such other or additional offices as the Members deem advisable. The address of the registered office of the Company is 9 East Loockerman Street, Dover, Delaware 19901. The name of the Company’s registered agent at such address in the State of Delaware is National Registered Agents, Inc.

ARTICLE 7
TERM

        The term of the Company began on the date the Company’s Certificate of Formation was filed with the Delaware Secretary of State, and shall continue until dissolution in accordance with the terms of this Agreement.

ARTICLE 8
CAPITAL AND CONTRIBUTIONS

    8.1        Initial Contributions. The initial Members shall make or have made the initial Capital Contributions set forth in the Company's records.

    8.2        Interest on Capital. No Member shall be paid interest on any Capital Contribution or Capital Account, if any.

    8.3        Capital Accounts. The Members agree that this Section 8.3 shall apply only in the event that there is more than one Member. A separate Capital Account shall be maintained by the Company for each Member in accordance with Treas. Reg. § 1 .7O4-l(b)(2)(iv). There shall be credited to each Member’s Capital Account: (a) the amount of money contributed by such Member to the Company; (b) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under IRC §752); and (c) allocations to such Member of Taxable Income. Each Member’s Capital Account shall be decreased by: (x) the amount of money distributed to such Member by the Company; (y) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to IRC § 752); and (z) allocations to such Member of Tax Losses.

    8.4        Withdrawal and Return of Capital. Except as expressly provided in this Agreement, including Section 9.1 with respect to distributions of Net Cash Flow and Section 9.2 with respect to distributions of other property, no Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account, if any, or to receive any distribution from the Company.

    8.5        Revaluation of Company Property. The Members agree that if there shall occur, during any period in which there shall be more than one Member, (a) an acquisition of Units in the Company for more than a de minimis Capital Contribution, or (b) a distribution (other than a de minimis distribution) to a Member in redemption of all or part of a Member’s Units, then the Company shall revalue the assets of the Company at their then fair market value and adjust the Capital Accounts in the same manner as provided in Section 17.1 in the case of a property distribution. If there is a revaluation pursuant to this Section 8.5, then Capital Accounts shall thereafter be adjusted for allocations of depreciation (cost recovery) and gain or loss in accordance with the provisions of Treas. Reg. §§ l.7O4-l(b)(2)(iv)(f) and (g), and the Members’ distributive shares of depreciation (cost recovery) and gain or loss shall thereafter be computed in accordance with the principles of liRC § 704(c) and the regulations promulgated thereunder using the traditional method with curative allocations within the meaning of Treas. Reg.§1.704-3(c).

ARTICLE 9
DISTRIBUTIONS

    9.1        Distributions to the Members. Unless otherwise determined by the Board of Directors and permitted by the Credit Documents, the Company’s Net Cash Flow shall be retained by the Company. Distributions of Net Cash Flow, if any, shall be made among the Members pro rata in accordance with their ownership of Units.

    9.2        Distribution of Other Property. The Board of Directors shall determine (a) whether any distributions, other than distributions of Net Cash Flow, shall be made; and (b) the timing of such distributions, if any. Distributions of property to the Members, other than distributions in liquidation of all or a portion of a Member’s Units, shall be made, if permitted by the Credit Documents, among the Members pro rata in accordance with their Units. Any property, other than cash, distributed to a Member for any reason whatsoever shall be valued, and Capital Accounts, if any, shall be adjusted, in accordance with Section 17.1.

    9.3        Timing of Net Cash Flow Distributions. Distributions of Net Cash Flow, if any, shall be made quarterly or more often as determined by the Members to the extent possible, on or prior to the date the Members are required to make estimated tax payments for the previous quarter.

ARTICLE 10
ALLOCATION OF PROFITS AND LOSSES FOR TAX PURPOSES

        The Members agree that the provisions of this Article 10 shall apply only in the event thatthere is more than one Member:

    10.1        Allocations to the Members Generally. Taxable Income and Tax Losses shall be allocated among the Members in accordance with their Units.

    10.2        Limitation on Losses. Notwithstanding the general allocation of Taxable Income and Tax Losses described in Section 10.1, no Member shall be allocated Tax Losses in excess of the aggregate of such Member’s positive Capital Account balance and such Member’s share of the Company’s Minimum Gain, and Member Nonrecourse Debt Minimum Gain, until such time as no Member has a positive Capital Account balance, whereupon subsequent allocations of Tax Losses shall again be allocated among the Members pro rata in accordance with their Units. Furthermore, no Member shall be allocated Tax Losses where it is reasonably anticipated that such Member’s Capital Account shall be negative at the end of the Fiscal Year in which the Tax Losses arise or at the end of the subsequent Fiscal Year, as a result of Distributions of Net Cash Flow during such periods, until such time as no Member would have a positive Capital Account balance after such reasonably anticipated Distributions of Net Cash Flow, hereupon subsequent allocations of Tax Losses shall again be allocated among the Members pro rata in accordance with their Units. Tax Losses not allocated to a Member under this Section shall be reallocated among those Members with positive Capital Account balances pro rata in accordance with their Units.

    10.3        Oualified Income Offset. If a Member receives any adjustment, allocation, or distribution described in Treas. Reg. §§ l.7O4-l(b)(2)(ii)(d)(4), (5), or (6), then items of Taxable Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Capital Account as quickly as possible. It is the intention of the Members that this provision constitute a “qualified income offset” within the meaning of Treas. Reg. § 1.704-1 (b)(2)(ii)(d), and this provision shall be so construed.

    10.4        Minimum Gain Chargeback. If there is a net decrease in the Company’s Minimum Gain or Member Nonrecourse Debt Minimum Gain during any fiscal year of the Company, each Member shall be specially allocated, before any other allocations under this Article 10, items of income and gain for such fiscal year (and subsequent fiscal years, if necessary) in an amount equal to such Member’s share (determined in accordance with Treas. Reg. §§ 1.704-2(g) and l.704-2(i)(S), as applicable) of the net decrease in the Company’s Minimum Gain or Member Nonrecourse Debt Minimum Gain, as applicable, for such fiscal year, provided, however, that no such allocation shall be required if any of the exceptions set forth in Treas. Reg. § 1.704-2(t) apply. It is the intention of the Members that this provision constitute a “minimum gain chargeback” within the meaning of Treas. Reg. §§ 1.704-2(f) and l.704-2(i)(4), and this provision shall be so construed. Notwithstanding anything in this Agreement to the contrary, the Company’s Member Nonrecourse Deductions shall be allocated solely to the Member who has the Economic Risk of Loss with respect to the Member Nonrecourse Debt related thereto in accordance with the provisions of Treas. Reg. § 1.704-2(i)(l).

    10.5        Curative Allocations. The allocations set forth in Sections 10.2 through 10.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treas. Reg. § 1.704-1(b) and 1.704-2. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Taxable Income or Tax Losses pursuant to this Section 10.5. Therefore, notwithstanding any other provision of this Article 10 (other than the Regulatory Allocations), the Company’s designated officer shall make such offsetting special allocations of Taxable Income and Tax Losses in whatever manner the Members determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Taxable Income and Tax Losses were allocated pursuant to Section 10.1.

    10.6        No Restoration of Deficit Capital Accounts. No Member shall be required under any circumstances (either during the period of the Company’s operation or upon the Company’s dissolution and termination) to restore a deficit in such Member’s Capital Account or, except as explicitly provided in this Agreement, otherwise make any contribution of cash or property to the Company without such Member’s consent, which may be withheld in such Member’s sole and absolute discretion.

    10.7        Contributed Property. In accordance with the rules of JRC § 704(c) and the Treasury Regulations promulgated thereunder, items of income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution.

    10.8        Division Among Members. If there is a change in a Member’s ownership of Units during a fiscal year of the Company, any allocations pursuant to this Article 10 shall be made so as to take into account the varying interests of the Members during the period to which the allocation relates, using the interim closing of the books method for determining such allocations, or upon the unanimous agreement of the Members (including any former Member affected by such allocations), using any method for determining such allocations that is provided in IIRC § 706(d) and the Treasury Regulations promulgated thereunder.

ARTICLE 11
BOOKS OF ACCOUNT, RECORDS AND REPORTS

    11.1        Responsibility for Books of Account and Records. Proper and complete books of account and records shall be kept by or at the direction of the Company’s Treasurer, in which shall be entered fully and accurately all transactions and other matters relative to the Company’s business as are usually entered into books of account and records maintained by Persons engaged in businesses of a like character, including, without limitation, a Capital acount for each Member for any period in which there is more than one Member. The Company’s books of account and records shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall be kept on the accrual basis, except in circumstances in which the Members determine that another basis of accounting will be in the best interests of the company. The books of account and records shall, at all times, be maintained at the principal place of business of the Company, and shall be open to the inspection and examination of the Members or their duly authorized representatives during reasonable business hours, and any Member may, at such Member’s own expense, examine and make copies of the books of account and records of the Company.

    11.2        Reports to the Members. As soon as practicable in the particular case, the Company’s Treasurer shall deliver or cause to be delivered the following reports to each Member:

    (a)        After the end of each fiscal year, such information concerning the Company as shall be necessary for the preparation by a Member of such Member’s income tax or other tax returns; and

    (b)        Other information as shall be reasonably necessary for the Members to be advised of the results of the Company’s operations.

ARTICLE 12
FISCAL YEAR

        The fiscal year of the Company shall end on September 30 of each calendar year.

ARTICLE 13
THE COMPANY'S FUNDS

        The Company’s funds shall be deposited in such bank account(s), or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Members. All withdrawals from any such bank account(s) shall be made by an authorized officer. The Company’s funds shall be held in the name of the Company and shall not be commingled with those of any other Person.

ARTICLE 14
MANAGEMENT OF THE COMPANY

    14.1        Rights and Duties of the Board of Directors.

    (a)               The business and affairs of the Company shall be managed by its Board of Directors. The Board of Directors shall constitute the “manager” of the Company as contemplated under the Act. Except for situations in which the approval of the Members is expressly required in this Agreement or by nonwaivable provisions of the Act, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Directors.

    (b)               The initial number of directors shall be four (4). The exact number of the Company’s directors may be fixed, increased or decreased from time to time by a resolution adopted by a majority of the votes held by Members having voting rights. Directors shall be elected at the first annual Members’ meeting and at each annual meeting thereafter. A decrease in the number of directors shall not shorten an incumbent director’s term. The term of a director elected to fill a vacancy shall expire at the next Members’ meeting at which directors are elected. Despite the expiration of a director’s term, he shall continue to serve until his successor is elected and qualifies or until there is a decrease in the number of directors. The Board of Directors of the Company shall be elected separately from the board of directors of any Affiliate of the Company and shall at all times include at least one (1) Independent Director. To the fullest extent permitted by applicable Law, including the Act as in effect from time to time, the Independent Director’s fiduciary duties with respect to any decision on any matter referred to in Section 14.1(j) hereof shall be to the Company (including its creditors) rather than solely to the Members. In furtherance of the foregoing, when voting on matters subject to the vote of the Board of Directors, including those matters specified in Section 14.1(j) hereof, notwithstanding that the Company is not then insolvent, the Independent Director shall take into account the interests of the creditors of the Company as well as the interests of the Company.

    (c)               A director may resign at any time by delivering written notice to the Board of Directors, the Chairman, or the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date. A director shall be deemed to have resigned effective upon the Incapacity or Disability of such director.

(d) One or more directors may be removed, with or without cause, by a majority of the votes held by Members having voting rights.

    (e)               If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, then (i) the Members may fill the vacancy by a majority of the votes held by Members having voting rights, (ii) the Board of Directors may fill the vacancy, or (iii) if the directors remaining in office constitute fewer than a quorum of the Board of Directors, then they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. Cumulative voting shall not be allowed in voting for directors of the Company.

    (f)               Meetings of the Board of Directors may be called by any director. Notice of the time and place of each meeting of the directors shall be either (i) telephoned or Personally delivered to each director at least 48 hours before the time of the meeting, or (ii) mailed to each director at such director’s last known address at least 96 hours before the time of the meeting. In each case, the Person calling a meeting shall be responsible for providing notice. Notice may be waived by a director in writing. A director’s attendance at or participation in a meeting shall waive any required notice to him of the meeting. No action may be taken at a meeting of the Board of Directors where proper notice has not been given or waived. Actions of the Board of Directors may be taken in lieu of a meeting by written action executed by a majority (or such greater percentage as is required by this Agreement or nonwaivable provisions of the Act) of the directors. The Board of Directors may permit any or all directors to participate in a meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means shall be deemed to be present in Person at the meeting.

    (g)               A quorum of the Board of Directors shall consist of a majority of the directors in office immediately before the meeting begins. If a quorum is present when a vote istaken, which shall be a prerequisite to the taking of any action by the Board of Directors at a meeting, then the affirmative vote of a majority (or such greater percentage as is required by the Agreement or nonwaivable provisions of the Act) of directors present shall be the act of the Board of Directors. A director who is present at a meeting of the Board of Directors when action is taken shall be deemed to have assented to the action taken unless (i) the director objects at the beginning of the meeting (or promptly upon the director’s arrival) to holding it or transacting business at the meeting, (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) the director delivers written notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment or to the Company immediately after adjournment of the meeting. The right of dissent or abstention shall not be available to a director who votes in favor of the action taken.

(h) The Board of Directors may fix the compensation of directors.

    (i)               The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee shall have two or more members, who serve at the pleasure of the Board of Directors. The provisions of this paragraph 14.1, which govern meetings, quorum and voting requirements of the Board of Directors, shall apply to committees and their members as well. To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors under this paragraph 14.1.

    (j)               Notwithstanding any other provision of this Agreement or any provision of Law that otherwise so empowers the Company, the Company shall not and the Members shall not cause the Company to, without the unanimous vote of the entire Board of Directors, including the Independent Director, do any of the following: (i) engage in any business or activity other than as set forth in Article 4 hereof; (ii) create or incur any indebtedness, or assume or guaranty any indebtedness of any other Person, other than indebtedness permitted by the Credit Documents; (iii) dissolve or liquidate, in whole or in part, consolidate or merge with or into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person; (iv) take any action that might cause the Company to become insolvent; (v) institute or participate in proceedings to be adjudicated bankrupt or insolvent, or consent to the Institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to, reorganization, liquidation or relief under any applicable federal or state law relating to bankruptcy, insolvency, reorganization or dissolution, or seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take company action in furtherance of any such action; (vi) commence any case, proceeding or other action on behalf of the Company under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; (vii) increase or reclassify the Units of the Company or issue any additional Units of the Company; (viii) engage in any other action that bears upon whether the separate identity of the Company will be respected, or the assets of the Company will be consolidated with those of any other Person under applicable federal or state bankruptcy or insolvency Law; or (ix) take any action or cause the Company to take any action in furtherance of any of the foregoing. Notwithstanding any other provision of this Agreement or any provision of Law that otherwise so empowers the Company, the Company shall not take any company action in connection with any merger of the Company into, or consolidation or amalgamation of the Company with, any other Person or any merger of any other Person into the Company unless all the following conditions are satisfied: (A) the Person formed by such consolidation, amalgamation or merger (1) shall be a limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; provided that the Law of such jurisdiction expressly permits a director of a limited liability company to owe fiduciary duties to the creditors of such limited liability company, (2) shall have an operating agreement containing provisions substantially similar to the provisions of Article 4 hereof and this Section 14.1 (j) and require the Board of Directors to have an Independent Director, and (3) shall expressly assume the due and punctual payment and performance of all obligations of the Company in connection with all indebtedness of the Company; (B) immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under any agreement to which the Company is a party; and (C) such action shall be authorized by (1) the unanimous vote of the Members entitled to vote thereon, and (2) the unanimous vote of the entire Board of Directors, including the Independent Director.

(k) The following individuals shall serve as directors on the initial Board of Directors: Albert E. Cinelli, John P. Cinelli, John C. Greenbank and Evelyn Echevarria.

(1) The Board of Directors shall appoint from among their members a Chairman, who shall preside at meetings of the Board of Directors. The initial Chairman shall be Albert E. Cinelli.

    14.2        Officers.

    (a)               The Company shall have a President, a Secretary and a Treasurer, all of whom shall be appointed by the Board of Directors, and who shall serve at the pleasure of the Board of Directors. The Company may also have such other officers as the Board of Directors may deem necessary, all of whom shall be appointed by the Board of Directors, the majority vote of the Members or appointed by an officer or officers authorized by the Board of Directors.

(i) The President shall have:

(A) General charge and authority over the business of the Company, subject to the direction of the Board of Directors;

(B) Authority to preside at all meetings of the Board of Directors in the absence of the Chairman;

    (C)                      Authority acting alone, except as otherwise directed by the Board of Directors or prohibited by this Agreement, to sign and deliver any document on behalf of the Company, including, without limitation, any deed conveying title to any real estate owned by the Company and any contract for the sale or other disposition of any such real estate;

(D) Authority to appoint all officers of the Company and to delegate all or any of his power and authority to such officers; and

(E) Such other powers and duties as the Board of Directors may assign.

(ii) The Secretary shall:

(A) Issue notices of all meetings for which notice is required to be given;

(B) Have responsibility for preparing minutes of the directors’ and members’ meetings and for authenticating records of the Company;

(C) Have charge of the Company’s record books; and

(D) Have such other duties and powers as the Board of Directors or the President may assign.

(iii) The Treasurer shall:

(A) Keep adequate and correct accounts of the Company’s affairs and transactions, and

(B) Have such other duties and powers as the Board of Directors or the President may assign.

(iv) Other officers and agents of the Company shall have such authority and perform such duties in the management of the Company as the Board of Directors or the President may assign to them.

(v) The initial officers of the Company shall be as follows:

John P. Cinelli Bob Bye Lohn Weber	President Secretary Vice President/Chief Financial Officer/Treasurer

    14.3        Members.

(a) No Member shall have the power or authority to bind the Company unless the Member has been authorized in writing by the Board of Directors to act as an agent of the Company.

    (b)               Meetings of the Members shall be held at such times and places as are set by Members holding a majority of the outstanding Units entitled to vote. Meetings of the Members may be called by any Member or Members owning fifty percent (5 0%) of the Units upon at least ten (10) calendar days’ prior written notice to the Members. The notice for a meeting shall state the purpose or purposes of such meeting and shall provide the time and place of such meeting, which shall be at the Company’s principal office unless the Members unanimously consent to a different location. A Member may waive any notice required by this Agreement before or after the date and time stated in the notice. The waiver shall be in writing and be delivered to the Company for inclusion in the minutes or filing with the Company’s records. Attendance at a meeting shall constitute a waiver of any objection as to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. Meetings may be held by any means of communication by which all the Members participating may simultaneously hear each other during the meeting.

    (c)               A quorum of the Members shall consist of Members holding a majority of the Units having voting rights. If a quorum is present when a vote is taken, which shall be a prerequisite to the taking of any action of the Members at a meeting, then the affirmative vote of a majority (or such greater percentage as is required by this Agreement or nonwaivable provision of the Act) of the Units held by Members in attendance at the meeting and having voting rights shall be the act of the Members.

    (d)               Actions of the Members may be taken by written action executed by Members owning Units constituting a majority (or such greater percentage as is required by this Agreement or nonwaivable provision of the Act) of the votes held by Members having voting rights.

    14.4        Additional Restrictions.

    (a)               Until three hundred sixty-seven (367) days have elapsed following payment in full of all Notes (as defined in the Indenture), all interest thereon and all other amounts payable by the Company under the Indenture, the Company and the Members shall not, without the prior written consent of the Independent Director, amend, alter, change, restate, repeal or otherwise modify any provision of this Agreement.

    (b)               The Company and its directors and officers shall at all times, until three hundred sixty-seven (367) days have elapsed following payment in full of all Notes, all interest thereon and all other amounts payable by the Company under the Indenture:

(i) Not change its legal structure to anything other than a limited liability company;

    (ii)               Maintain a separate office which shall be physically separate from space occupied by KiDL or any of its Affiliates (but may be separate space occupied solely by the Company at the offices of KDL or any of its Affiliates) and clearly identify the Company’s offices (by signage or otherwise) and to the extent any of the Company’s offices are located in the offices of KDL or any of its Affiliates, pay fair market rent for its office space located in the offices of KDL or any of its Affiliates and a fair share of any overhead costs;

(iii) Not appoint KDL or any of its Affiliates as agent of the Company;

    (iv)               Maintain the Company’s books, financial statements, accounting records and other corporate documents and records separate from those of KDL or any other Person (except to the extent that consolidated financial statements are required under generally accepted accounting principles; provided, however, that such consolidated financial statements have detailed notes clearly stating that the Company is a separate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Company);

    (v)               Maintain the funds and other assets of the Company separate from, and not commingled with, those of KDL or any other Person and maintain only bank accounts or other depository accounts to which the Company alone is the account party, into which the Company alone makes deposits and from which the Company alone (or its assign) has the power to make withdrawals;

(vi) Maintain the Company’s books of account and payroll (if any)separate from those of KDL or any Affiliate of KDL;

    (vii)               Separately manage the Company’s liabilities from those of KDL or any Affiliates of KDL and pay its own liabilities, including all administrative expenses, from its own separate assets, and to the extent any expenses are shared with KDL, allocate such shared expenses (including without limitation telephone, utility and all other overhead expenses) on the basis of actual use to the extent practicable, and, to the extent such allocation is not practicable, on a basis reasonably related to actual use, and the Company shall reimburse KDL for its allocable portion of shared expenses paid by KDL;

(viii) Pay from the Company’s assets all obligations and indebtedness of any kind incurred by the Company;

    (ix)               Act solely in its company name and through its own authorized officers and agents and, require that all full-time employees of the Company, if any, identify themselves as such and not as employees of KDL, including, without limitation, by means of providing such employees with business or identification cards which identify such employees as the Company’s employees;

(x) Maintain a separate telephone number, which will be answered only in the name of the Company and separate stationery, invoices and checks only in the name of the Company;

    (xi)               Conduct all transactions with KDL and any other Affiliate of the Company strictly on an arm’s length basis and only pursuant to practices and policies adopted by a majority of the Board of Directors, including the Independent Director;

(xii) Maintain the Company’s assets such that the assets are readily identifiable as assets of the Company and not those of KDL or any other Person;

    (xiii)               Not permit the Company to be named as an insured on the insurance policy covering the property of KDL or its Affiliates, or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the Company;

    (xiv)               Compensate all employees, consultants and agents directly, from the Company’s bank accounts, for services provided to the Company by such employees, consultants and agents, and to the extent any employee, consultant or agent of the Company is also an employee, consultant or agent of KDL, allocate the compensation of such employee, consultant or agent between the Company and KDL on a basis which reflects the services rendered to the Company and KDL;

(xv) Not hold out its credit as being able to satisfy the obligations of others or pay from its assets the obligations of others;

(xvi) Maintain adequate capital in light of its contemplated business operations;

    (xvii)               Observe all applicable company formalities and maintain appropriate minutes or other company records, including, without limitation, written consents, of all appropriate actions, including actions required to be approved by the Independent Director, and conduct meetings if deemed necessary to approve any company action;

(xviii) Maintain a sufficient number of employees in light of its contemplated business operations;

(xix) Not acquire obligations or securities of Affiliates;

(xx) Not make loans to, or pledge its assets for the benefit of, any other Person;

(xxi) Hold itself out as a separate entity and correct any known misunderstanding regarding its separate identity;

(xxii) Not identify itself or any of its Affiliates as a division or part of the other; and

(xxiii) Not assume or guarantee the liabilities of RDL or any Affiliate of KDL.

        The officers and directors of the Company (as appropriate) shall make decisions with respect to the business and daily operations of Company independent of and not dictated by KDL or any Affiliate of KLDL.

ARTICLE 15
RESTRICTIONS ON DISPOSITIONS AND ENCUMBRANCES OF UNITS

    15.1        Bankruptcy; Incapacity.

    (a)               In the event there is remaining at least one Member who has not suffered a Bankruptcy or Incapacity, upon the Bankruptcy or Incapacity of any Member, that Member shall be deemed to be an Inactive Member, and all acts, consents and decisions with respect to the Company shall thereafter be made by the other Members. The Inactive Member shall, nonetheless, be entitled to receive such Member’s share of any distributions.

    (b)               For one hundred eighty (180) days from and after the date a Member becomes an Inactive Member pursuant to Section 15.1(a), the other Members shall have an irrevocable option, pro rata in accordance with the relative ownership of Units of Members exercising their option or in such other proportions to which such Members may agree (including through redemption of the Units by the Company) to purchase the Inactive Member’s Units. If any Member elects to purchase all or any of the Inactive Member’s Units, the Member shall notify the Inactive Member of such party’s intention to do so within such 180-day period, and such Units shall be purchased by the other Members exercising their option in proportion to their respective Units at that time or in such other proportion as such Members may mutually agree. The purchase price of an Inactive Member’s Units purchased pursuant to this Section 15.1 shall be the Contract Price as defined by Section 15.8, and shall be payable at the time and in the manner specified in Section 15.9. If the other Members purchase less than all of the Inactive Member’s Units, then the Inactive Member shall remain as such with respect to the Units not purchased.

    15.2               Injunctive Relief. The Members agree that a breach of the provisions of this Article may cause the Company irreparable harm for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions, and (b) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members consent in advance to the entry of an order for injunctive relief or directing specific performance as a remedy for any breach of the provisions of this Article.

    15.3        Restrictions on Dispositions.

    (a)               Except for any Encumbrance created pursuant to the Membership Unit Pledge Agreement (as defined in the Indenture) and any Disposition pursuant to the terms thereof, all of which are hereby expressly approved by the Members, no Member shall Dispose of all or any part of such Member’s Units, except in compliance with this Agreement. Except as otherwise provided in this Agreement, a Member may Dispose of all or any portion of its Units only with the approval of the Board of Directors, which consent may be withheld by any member of the Board of Directors in such member’s sole and absolute discretion. The disposition of any Member’s Units, in whole or in part, whether or not in compliance with this Agreement, shall not release the Member making such Disposition from such Member’s obligations under this Agreement unless the transferee of such Units is unanimously approved as a substituted Member by the other Members, which consent may be withheld by any Member in its sole and absolute discretion, and the transferee, in writing, assumes the obligations of the Member making such Disposition and acknowledges and agrees to be bound by this Agreement. Any Member who attempts to Dispose of such Member’s Units in violation of this Agreement, whether by operation of law or otherwise, shall be deemed to have become an Inactive Member and shall further be deemed to have granted the Company and the Members the option to purchase such Member’s Units at seventy-five percent (75%) of the Contract Price, subject to the terms (other than the purchase price) of Section 15.1(b). The approved Disposition pursuant to this Section 15.3 shall confer upon the transferee the right to become a substituted Member, in the following manner and subject to the following conditions (any or all of which may be waived by the unanimous consent of the Members):

(i) Each Disposition shall be effective as of the day that the Members approve the Disposition;

    (ii)               No Disposition will be effective if the Disposition would, in the opinion of counsel to the Company (or other counsel acceptable to the Members), contravene the then applicable rules of any Governmental Authority;

    (iii)               No Disposition to a minor or incompetent shall be effective in any respect, except that this limitation shall not apply to a Disposition in trust for the benefit of a minor or in custodianship under the Uniform Transfers to Minors Act or similar legislation;

(iv) Each transferee that is not a previously approved Member shall, in writing, ratify and agree to be bound by the terms of this Agreement;

(v) The Board of Directors shall have received a copy of the instrument pursuant to which the Disposition is effected;

    (vi)               The Board of Directors shall have received an instrument, executed by the Member making the Disposition and the transferee, containing the following information, commitments and agreements, to the extent they are not contained in the instrument described in Section l5.3(a)(v):

(A) The notice address of the transferee;

(B) After giving effect to the Disposition, the commitments of the new Member to make Capital Contributions, if any, to the Company in accordance with this Agreement; and

(C) Representations and warranties by the Member making the Disposition and the transferee that the Disposition and admission are being made in accordance with all applicable Laws; and

    (vii)               A favorable opinion of legal counsel reasonably acceptable to the Members, to the effect that the Disposition and admission (A) are being made pursuant to a valid exemption from registration under the Securities Act of 1933 and applicable state securities laws and in accordance with those laws, and (B) in the event there is more than one (1) Member, would not result in the Company being considered to have been terminated within the meaning of the Code.

    (b)               The transferee of Units who is not approved as a substituted Member by the remaining Members shall be deemed to be an Inactive Member. Such Disposition merely entitles the transferee to receive the share of any distributions to which the Member making the Disposition would otherwise be entitled, and the transferee shall have only those rights specified in the Act (as limited by this Agreement), and the Member making the Disposition shall remain liable for such Member’s obligations, if any, under this Agreement.

    15.4               Payment of Expenses. The Member effecting a Disposition or Encumbrance shall pay, or reimburse the Company for, all costs and expenses incurred by the Company in connection with the Disposition or Encumbrance, on or before the tenth (10th) day after receipt by that Person of the Company’s invoice for the amount due.

    15.5               Encumbrance of Units. A Member may not Encumber all or any portion of its Units without the unanimous consent of the Members, which consent may be withheld by any Member in its sole and absolute discretion; provided, however, that this Section shall not apply to Encumbrances by a Member in favor of one or more lenders providing financing to the Company. Any attempted Encumbrance by a Member of all or a portion of such Member’s Units, other than in accordance with this Section, shall be, and is hereby declared, null and void ab initio.

    15.6               Right of First Refusal. If a bona fide offer in writing, signed by the offeror, shall have been made to a Member for the purchase of some or all of such Member’s Units (the “Offeree Member”), and such Member desires to accept the offer, then a true copy of such offer shall be forwarded to the other Members. Unless the offeror is an Affiliate, the other Members shall have the option, pro rata in accordance with the relative ownership of Units of Members exercising their option or in such other proportion to which such Members may agree (including through redemption of the Units by the Company) to be exercised by written notice to such effect to the Offeree Member within twenty (20) days after receipt of the offer by the other Members, to purchase the Offeree Member’s Units on the same terms and conditions as are contained in the offer. Such notice of acceptance shall set the closing date for the consummation of the transaction, which shall not be for a date beyond thirty (30) days from the mailing of such acceptance by the Members exercising their options, or beyond the date of closing set forth in the offer, whichever date is later, and shall also set forth the time and place of closing, which shall be at the Company’s principal place of business and shall occur during usual business hours. If the other Members do not send a notice of acceptance to the Offeree Member within the prescribed time, are not ready, willing, and able to consummate the purchase on the closing date or the offeror is an Affiliate, then the Offeree Member shall have the right to sell its Units to the offeror, provided that, if the offeror is not an Affiliate, the Disposition (a) is consummated within 60 days after expiration of the 20-day period, and (b) is made strictly in accordance with the terms of the offer and on no more favorable terms to the offeror. The Disposition of Units pursuant to this Section shall not entitle the transferee to become a ubstituted Member unless the Disposition of the Units is approved pursuant to Section 15.3.

    15.7               AssigneesITransferees Bound by This Agreement. Any assignee or Personadmitted to the Company as a substituted Member shall be subject to and bound by all provisionsof this Agreement as if originally a party to this Agreement.

    15.8               Contract Price.

    (a)               The “Contract Price” shall equal the fair market value of the Units that are the subject of the Disposition as of the date of the event triggering the Disposition. The fair market value shall be determined by agreement of the Members within thirty (30) days after the event triggering the Disposition. If the Members cannot determine the fair market value of the Units that are the subject of the Disposition, then an appraiser that shall be selected in accordance with Section 15.8(b) shall determine the fair market value of such Units, taking into account the terms of this Agreement and restrictions on such Units as set forth in this Agreement and the Act.

    (b)               If the appraisal of Units is required pursuant to Section 15.8(a), then the Members shall unanimously appoint an appraiser, or, if the Members cannot or do not appoint an appraiser, the Company’s regularly employed accounting firm shall select the appraiser. The cost of the appraiser shall be split between the Member making the Disposition of Units being appraised and the Company. The decision of the appraiser shall be final and binding upon the Members and the Company.

    15.9               Time and Manner of Payment.

    (a)               Any Units Disposed of to the Company or the other Members pursuant to this Article 15, other than pursuant to Section 15.6 (provided that the terms of the offer include payment terms), shall be paid for, at the purchaser’s option, either (i) all in cash at the time the Units are Disposed, or (ii) by a down payment computed in accordance with Section 15.9(b) and delivery of a promissory note signed by the purchaser(s) for the balance of the applicable purchase price. The closing on the Disposition of any Units shall occur within thirty (30) days after determination of the Contract Price, unless otherwise specified in this Agreement or in that option or offer.

    (b)               If the purchaser(s) elect(s) the second option in Section 15.9(a), then such purchaser(s) shall pay as a down payment twenty percent (20%) of the applicable purchase price. The remaining unpaid portion of the purchase price shall be represented by a promissory note of such purchaser(s), in such form as shall be reasonably acceptable to the Member making the Disposition, and providing for four equal annual installments of the remaining unpaid portion of the purchase price, with each installment due on the anniversary of the disposition of the Units. That promissory note shall provide for the payment of interest with each payment of principal on the unpaid portion of that promissory note from time to time, at the Prime Rate, as adjusted each January 1 and July 1, compounded semi-annually.

    15.10               Rights of a Disassociated Member. The rights and obligations of a disassociated Member under this Article are in lieu of any rights that such Member might have under the Act. Except as otherwise provided in this Agreement, no occurrence of an event of disassociation of a Member under the Act shall cause a disassociation of such Member from the Company.

    15.11               Dispositions to Affiliates. Notwithstanding any provision of this Agreement to the contrary, any Member shall be entitled to Dispose of all, or any portion, of such Member’s Units to an Affiliate free of any restrictions or requirements in this Article (including, without limitation, the requirement that the Affiliate be approved as a substituted Member by the unanimous consent of the Members), so long as the Affiliate and the Disposition satisfy all the obligations and conditions of a transferee and a Disposition, as applicable, under Section 15 .3(i)-(vii).

ARTICLE 16
DISSOLUTION OF THE COMPANY

The occurrence of any one of the following events, as provided below, shall cause a dissolution of the Company:

    (a)               Subject to winding up and termination of the Company pursuant to Article 17, the sale or other disposition of all or substantially all of the assets of the Company in compliance with Section 14.1(j) hereof; or

    (b)               Subject to winding up and termination of the Company pursuant to Article 17, the approval by the Members, pursuant to Section 14.3(c), and the Independent Director of the dissolution of the Company.

Except as provided in this Article 16, no event of disassociation of a Member or a director under the Act or event of dissolution under the Act shall cause a dissolution of the Company.

ARTICLE 17
WINDING UP LIQUIDATING DISTRIBUTIONS TERMINATION

    17.1               Winding Up.

    (a)               In the event of the dissolution of the Company for any reason, then the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s assets. If there is more than one (1) Member at the time the Company is dissolved and liquidated, the Members shall continue to share profits and losses during the period of liquidation in accordance with Article 10. The Members shall determine whether the Company’s assets are to be sold or distributed to the Members in dissolution of the Company. If the Company’s assets are distributed to the Members, then all such assets shall be valued at their then fair market value as determined by the Members and, in the event such dissolution occurs at a time when there is more than one Member, the difference, if any, of such fair market value over (or under) the adjusted basis of such assets to the Company shall be credited (or charged) to the Capital Accounts of the Members in accordance with Article 10. Fair market value shall be used for purposes of determining the amount of any distribution to a Member pursuant to Section 17.2.

    (b)               If the Members are unable to agree on the fair market value of any Company asset, then the fair market value shall be determined by a qualified independent appraiser selected by the Members or, if no appraiser can be agreed upon by the Members, then selected by the Company’s regularly employed accounting firm.

    17.2               Liciuidating Distributions. Subject to the right of the Board of Directors to set up such cash reserves as may be deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company shall be distributed to:

(a) Creditors, in the order of priority as provided by Law, including, to the extent permitted by Law, Members who are creditors;

    (b)               The Members as creditors, to the extent they did not receive distributions pursuant to Section 17.2(a), and to Members in satisfaction of the Company’s liability for distributions under § 18-601 and/or § 18-604 of the Act;

    (c)               In the event that there is more than one Member at the time of the liquidation, the Members in proportion to their respective Capital Accounts until they have received an amount equal to their Capital Accounts immediately prior to such disposition, but after adjustment for gain or loss with respect to the disposition of the Company’s assets incident to the dissolution of the Company and the winding up of its affairs, whether or not the distribution occurs prior to the dissolution of the Company; and

(d) The Members in accordance with their Units.

    17.3               Rights of the Members. Each Member shall look solely to the Company’s assets for all distributions with respect to the Company, his Capital Contribution (including the return thereof), and share of profits, and shall have no recourse therefore (upon dissolution or otherwise) against any other Member.

17.4 Termination. Upon complete liquidation of the Company and distribution of all Company funds, the Company shall terminate.

ARTICLE 18
LIABILITY AND INDEMNIFICATION

    18.1               Limited Liability.

    (a)               Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated Personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. No Member shall be liable for the debts or liabilities of any other ember.

    (b)               Except as otherwise expressly required by Law, a Member, in its capacity as Member, shall have no liability in excess of (i) the amount of its Capital Contribution, (ii) its share of any assets and undistributed profits of the Company, (iii) its obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions wrongfully distributed to it.

(c) No Member shall be liable for the return of all or any portion of the Capital Contribution of any other Member.

(d) Except as otherwise expressly provided herein, no Member shall have any priority over any other Member as to the return of its Capital Contribution or as to compensation by way of income.

    18.2               Exculpation and Indemnification.

    (a)               The doing of any act or the failure to do any act by any Covered Person, the effect of which may cause or result in loss or damage to the Company, if done or omitted to be done in good faith reliance upon advice of independent legal counsel or accountants employed by or on behalf of the Company, or if done or omitted to be done in good faith and in a manner reasonably believed to be within the scope of the authority granted by this Agreement and in or not opposed to the best interests of the Company, shall not subject any such Person to any liability to the Company or the Members; provided, however, that the foregoing shall not relieve any Person of liability hereunder if it shall have been determined by a court of competent jurisdiction that such Person committed an act of fraud, Gross Negligence or Willful Misconduct.

    (b)               To the fullest extent permitted by Law, the Company shall indemnify any Covered Persons and shall save and hold each harmless from and in respect of all: (i) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against the Covered Person (including any claim, action or demand arising under common law or statute), including attorneys’ fees, which arises out of or in any way relates to the Company, its properties, business or affairs, or which arises by reason of any of them being a Covered Person; and (ii) such claims, actions and demands and any losses or damages resulting therefrom (including all claims, actions and demands arising under common law or statute), including amounts paid in settlement or compromise of any such claim, action or demand; provided that this indemnity shall not extend to conduct by any Covered Person, if it shall have been determined by a court of competent jurisdiction that such Person committed an act of fraud, Gross Negligence or Willful Misconduct.

    (c)               The foregoing right of indemnification shall be in addition to any rights to which any Member or Covered Person may otherwise be entitled (under the Act or otherwise) and shall inure to the benefit of the executors, administrators, Personal representatives, successors or assigns of each such Person.

    18.3               Expenses.

    (a)               The Company shall pay the expenses incurred by any Covered Persons acting on behalf of the Company in defending a civil or criminal action, suit or proceeding against the Company or any Covered Person, upon receipt of an undertaking by such Person to repay such payment if such Person shall be determined not to be entitled to indemnification therefore as provided herein. Any right of indemnity granted under this Article may be satisfied only out of the assets of the Company, and no Member shall Personally be liable with respect to any such claim for indemnification.

    (b)               The Company shall cause to be paid all expenses of the Company which may include, but shall not be limited to: (i) all costs of borrowed money; (ii) legal, audit, accounting, brokerage, and other fees; (iii) fees and expenses paid to independent contractors; (iv) the cost of any insurance obtained in connection with the business of the Company; (v) expenses of revising, amending, converting, modifying or terminating this Agreement or the existence of the Company; (vi) expenses in connection with distributions made by the Company to, and communications and bookkeeping and clerical work necessary in maintaining relations with, Members; and (vii) costs of any accounting, statistical or bookkeeping services and equipment necessary for the maintenance of the books and records of the Company.

    18.4               Insurance. The Members shall have the power on behalf of the Company to purchase and maintain insurance in reasonable amounts on behalf of the Board of Directors against any liability which it incurs in its capacity as such, whether or not the Company has the power to indemnify it against such liability.

ARTICLE 19
MISCELLANEOUS

    19.1               Notices. All notices, approvals, consents and demands required or permitted under this Agreement shall be in writing and sent by hand delivery, facsimile, overnight mail, certified mail or registered mail, postage prepaid, to the Members at their addresses as shown from time to time on the records of the Company, and shall be deemed given when delivered by hand delivery, transmitted by facsimile or mailed by overnight, certified or registered mail. Any Member may specify a different address by notifying the other Members and the Company in writing of the different address.

    19.2               Governing Law. This Agreement and the rights of the parties to this Agreement shall be governed by and interpreted in accordance with the Laws of the State of Delaware, without regard to or application of its conflict of laws principles.

    19.3               Benefit and Binding Effect. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their legal representatives, heirs, administrators, executors, successors and permitted assigns.

    19.4               Headings: Annexes and Schedules. The headings contained in this Agreement are inserted only as a matter of convenience, and in no way define, limit or extend the scope or intent of this Agreement or any provision of this Agreement.

    19.5               Partial Enforceability. If any provision of this Agreement, or the application of any provision to any Person or circumstance shall be held invalid, illegal or unenforceable, then the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those with respect to which it is held invalid, illegal or unenforceable, shall not be affected thereby.

    19.6               Previous Agreements. This Agreement shall supersede all previous agreements of the parties to this Agreement with respect to the matters to which this Agreement pertains.

    19.7               Enforcement. In the event of a breach or threatened breach by a Member of any of the provisions of this Agreement, the Company shall be entitled to obtain a temporary restraining order and temporary and permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach, and to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction or restraining order may be granted immediately upon the commencement of any such suit and without notice. Nothing in this Agreement may be construed as prohibiting the Company from pursuing any other remedy or remedies, including without limitation, the recovery of damages. The Company shall have the right to set off any such damages against any amounts otherwise payable by it to the Member under this Agreement or otherwise. Each Member further covenants and agrees to indemnify and hold the Company harmless from and against all costs and expenses, including legal or other professional fees and expenses incurred by the Company in connection with or arising out of any proceeding instituted by the Company against the Member to enforce the terms and provisions of this Agreement if the Company is successful in whole or in part in such proceeding.

    19.8               Scope. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, each such provision shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable Law then in force.

    19.9               No Waiver. No waiver by any party to this Agreement at any time of a breach by any other party of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions of this Agreement at the same or any prior or subsequent time.

    19.10               Amendments. Any amendments, modifications, renewals, alterations or replacements of or to this Agreement shall be in writing and signed by Members holding seventy percent (70%) of the Units entitled to vote. Each Member agrees to execute any document altering, amending, modifying, renewing or replacing this Agreement which is approved pursuant to this Section 19.10, and further agrees that such Member shall be bound by any document so approved regardless of whether such Member executes such document.

    19.11               No Third-Party Beneficiary. It is specifically agreed between the parties executing this Agreement that it is not intended by any of the provisions of the Agreement to make the public, or any member thereof, a third-party beneficiary under the Agreement, or to authorize anyone not a party to this Agreement to maintain a suit for damages pursuant to the terms or provisions of this Agreement. The duties, obligations, and responsibilities of the parties to this Agreement with respect to third parties shall remain as imposed by Law. Notwithstanding the foregoing, it is specifically agreed that certain provisions of this Agreement inure to the direct benefit of the holders of Notes (as defined in the Indenture) and such holders are entitled to rely on such provisions.

    19.12               Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

    19.13               Partition. The Members agree that the Company’s assets are not and will not be suitable for partition. Accordingly, each of the Members irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Company’s assets. No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

    19.14               Representations and Warranties of the Members. Each Member warrants, represents, agrees and acknowledges: (a) that it has adequate means of providing for its own current needs and foreseeable future contingencies and anticipates no need now or in the foreseeable future to sell its Units; (b) that it is acquiring its Units for its own account as a long-term investment and without a present view to make any distribution, resale or fractionalization thereof; (c) that it and its independent counselors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment involved in its acquisition of its Units and they have evaluated the same; (d) that it is able to bear the economic risks of such investment; (e) that it and its independent counselors have made such investigations of the Company (including its business prospects and financial condition) and the Members, have had access to all information regarding the Company and the Members, and have had an opportunity to ask all of the questions regarding the Company and the Members, in each case as they deem necessary to fully evaluate its investment therein; (f) that in connection with its acquisition of Units, it has been fully informed by its independent counsel as to the applicability of the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities or “blue sky” laws to its Units; and (g) that it understands that (i) its Units are not registered under the Securities Act or any state securities law, (ii) there is no market for its Units and it will be unable to transfer its interest unless such is so registered or unless the transfer complies with an exemption from such registration (evidence of which must be satisfactory to counsel for the Company), (iii) such Units cannot be expected to be readily transferred or liquidated; and (iv) its acquisition of Units in the Company involves a high degree of risk.

IN WITNESS THEREOF, the parties hereto have executed or caused their duly authorized representatives to execute this Agreement effective as of the date first set forth above.

KENTUCKY DATA LINK, INC. By: /s/ Albert E. Cinelli Name: Albert E. Cinelli Title: Chairman

ANNEX A

TO OPERATING AGREEMENT

OF KDL HOLDiNGS, LLC

Member Name and Address Kentucky Data Link, Inc. 1419 West Lloyd Expressway, Suite 101 Evansville, Indiana 47710	Units of Membership 1,000